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                                                                      EXHIBIT 12


                     North Carolina Natural Gas Corporation
                Calculation of Ratio of Earnings to Fixed Charges

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
                                                             Fiscal Years Ended September 30               Three Months
                                                                         (000's)                         Ended December 31
                                                      -----------------------------------------------    ------------------
                                                        1998      1997     1996     1995      1994         1998     1997
                                                      -----------------------------------------------    ------------------
Earnings, as Defined:
   Net Income                                     (B)   $17,148  $17,594  $15,173   $11,809  $11,150      $ 4,851  $ 5,369
   Fixed Charges, excluding interest capitalized          5,080    4,686    5,276     4,449    4,055        1,194    1,266
   Income Taxes                                          10,294   10,724    9,201     7,153    6,853        2,934    3,190
                                                      -----------------------------------------------    ------------------
      Total earnings, as defined                  (C)   $32,522  $33,004  $29,650   $23,411  $22,058      $ 8,979  $ 9,825
                                                      ===============================================    ==================

Fixed Charges, as defined:
   Interest on long-term debt, including interest
     capitalized                                        $ 5,132  $ 5,314  $ 5,250   $ 3,503  $ 4,205      $ 1,252  $ 1,267
   Other interest                                         1,195      459      328     1,745      350          399      204
                                                      -----------------------------------------------    ------------------
      Total Fixed Charges, as defined             (D)   $ 6,327  $ 5,773  $ 5,578   $ 5,248  $ 4,555      $ 1,651  $ 1,471
                                                      ===============================================    ==================

Earnings Before Income Taxes                      (A)   $27,442  $28,318  $24,374   $18,962  $18,003      $ 7,785  $ 8,559
                                                      ===============================================    ==================

Ratio of Earnings Before Income Taxes
  to Net Income (A)/(B)                                    1.60     1.61     1.61      1.61     1.61         1.60     1.59

Ratio of Earnings to Fixed Charges (C)/(D)                 5.14     5.72     5.32      4.46     4.84         5.44     6.68

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